                                                                      Exhibit 23
The Board of Directors
Firstar Corporation:



We consent to incorporation by reference in the Registration Statements Nos. 33-38830, 33-41030, 33-19830, 33-57521, 33-57657 and 33-57523 on Form S-8 of
Firstar Corporation of our report dated January 19, 1995 relating to the consolidated balance sheets of Firstar Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 Annual Report on Form 10-K of Firstar Corporation.


                                     KPMG Peat Marwick LLP




Milwaukee, Wisconsin
March 20, 1995